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Exhibit 4.41

Information in this exhibit identified by brackets and *** has been redacted because it is not material and is the type that the Company treats as private or confidential

AGREEMENT

IN RELATION TO THE ASSIGNMENT OF RIGHTS IN THE TERRITORY OF CHINA

UNDER THE AMENDED AND RESTATED LICENSE, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT EFFECTIVE AS OF 29 MAY 2013 BETWEEN ACROTECH BIOPHARMA INC AND MUNDIPHARMA INTERNATIONAL CORPORATION LIMITED

This AGREEMENT (“Agreement”) is made on  31 July 2023  (“Effective Date”),

BY AND BETWEEN:

1.	MUNDIPHARMA INTERNATIONAL CORPORATION LIMITED, a Bermuda corporation having its registered office at Victoria Place, 5th Floor, 31 Victoria Street, Hamilton, Bermuda ("MICL"); and

2.	CASI PHARMACEUTICALS, INC., a Cayman corporation having a place of business at 1701-1702, China Central Office, Tower 1, No. 81 Jianguo Road, Chaoyang District, Beijing 100025 People’s Republic of China ("CASI")

(collectively, the "Parties" and each, a “Party”).

WHEREAS:

(A)Acrotech Biopharma Inc (“Acrotech”) (as successor-in-interest to Allos Therapeutics, Inc.) and MICL entered into that certain License, Development and Commercialization Agreement amended and restated as of 29 May 2013, as further amended (“License Agreement”), pursuant to which Acrotech and MICL agreed to collaborate to pursue regulatory approval of an anti-folate product known as pralatrexate (“Product”, as further defined in the License Agreement) (tradename Folotyn) for relapsed or refractory peripheral T-cell lymphoma by the EMA, and in other countries in the Licensed Territory (as defined in the License Agreement), with MICL having exclusive rights to develop and commercialize the Product for all indications in, among other territories, the mainland People’s Republic of China (which expressly excludes Taiwan, Macao and Hong Kong) (the “Assigned Territory” or “China”), and Acrotech retaining all other Product commercialization rights, all on the terms and conditions set forth therein.

(B)Acrotech (as successor-in-interest to Allos Therapeutics, Inc.) and MICL’s Affiliate, namely Mundipharma Medical Company (“MMCO” and together with MICL, “Mundipharma”), entered into a separate Supply Agreement amended and restated as of 29 May 2013 (“Supply Agreement”), pursuant to which MMCO or its designee agrees to purchase its requirements of the Product from Acrotech and Acrotech agreed to supply the Product to MMCO or its designee on the terms and conditions set forth therein.

(C)Contemporaneously with this Agreement, the Parties and Acrotech entered into or will enter into an assignment agreement (“Assignment Agreement”) pursuant to which the parties thereto agreed (i) to release and discharge MICL and MMCO from their obligations under the License Agreement and the Supply Agreement respectively, with respect to China only; (ii) for CASI to take over and assume the

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rights and obligations of MICL under the License Agreement, with respect to China only; and (iii) for Acrotech and CASI to execute a new supply agreement for the supply of Product by Acrotech to CASI, with respect to China only (“New Supply Agreement”), in each case with effect from the Assignment Effective Date (as defined in the Assignment Agreement, the “Assignment Effective Date”) and thereafter, subject to the terms and conditions of the Assignment Agreement (the “Transactions”).

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(D)In connection with Recital (C) above, the Parties are desirous of entering into this Agreement to record their mutual understanding and agreement of certain matters in connection with the Transactions.

NOW THEREFORE, it is mutually agreed by the Parties as follows:

1.	INTERPRETATION

1.1	Except where the context otherwise requires or where otherwise defined in this Agreement, all words, expressions and terms used in this Agreement shall have the same meaning as ascribed to them in the License Agreement.

1.2	The provisions of article 1 (Definitions) of the License Agreement apply to this Agreement as though they were set out in full in this Agreement.
1.3	For the purposes of this Agreement, “Affiliates” means in respect of any Party, any person, firm, trust, corporation, company, partnership or other entity or combination thereof which directly or indirectly (a) controls such Party, (b) is controlled by such Party, or (c) is under common control with such Party; the terms “control” and “controlled” meaning (i) ownership of [***] percent ([***]%) or more, including ownership by one or more trusts with substantially the same beneficial interests, of the voting and equity rights of such person, firm, trust, corporation, company, partnership or other entity or combination thereof; or (ii) the power to direct the management of such person, firm, trust, corporation, company, partnership or other entity or combination thereof. For the purposes of this Agreement, “Affiliates” excludes, in the case of Mundipharma, Purdue Pharma L.P. (U.S.) and any of its subsidiaries.

1.4	For the purposes of this Agreement, “Business Day” means a day other than a Saturday, Sunday or public holiday in the United Kingdom, Bermuda or China.

1.5	Clause and paragraph headings are inserted for ease of reference only and shall not affect construction.

1.6	The ejusdem generis rule does not apply to this Agreement. Accordingly, specific words indicating a type, class or category of thing shall not restrict the meaning of general words following such specific words, such as general words introduced by the word other or a similar expression. Similarly, general words followed by specific words shall not be restricted in meaning to the type, class or category of thing indicated by such specific words.

2.	EFFECTIVE DATE

2.1	The Parties agree that this Agreement shall come into effect from the date that set forth in the preamble, which shall be the same date as the Assignment Effective Date.

3.	CONSIDERATION

3.1	In consideration of the entry by Mundipharma into the Assignment Agreement, CASI agrees to pay MICL or its designee the sum of USD [***] (“Consideration”) in the following manner:

(a)A one-time, non-refundable (even in the event of The Unviability Of The Drug Approvals, as defined in the Assignment Agreement) and non-creditable upfront payment of USD [***]  upon satisfactory completion of the Quality Audit (as defined in the Assignment Agreement) under paragraph 2.3(b) of Schedule 1 to the Assignment Agreement (or as the case may be, upon the launch of Product by CASI in accordance with paragraph 2.3(c)(2) of Schedule 1 to the Assignment Agreement);

(b)A one-time, non-refundable and non-creditable payment of USD [***]  when the aggregate Net Sales of the Product in China equal to or exceeds USD [***]. For the avoidance of

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doubt, the Net Sales amount shall be aggregated from the time that the Product is Commercialised in China; and

(c)After each calendar quarter, a one-time, non-refundable and non-creditable payment of an amount equal to [***]% of Net Sales of the Product in China in the preceding calendar quarter, until an aggregate amount of USD [***]  is paid.

3.2	Within [***] days following the end of each calendar quarter, CASI shall provide MICL with a report containing the following information for such calendar quarter: (i) the amount of gross sales of Product in China, (ii) an itemized calculation of Net Sales in China showing deductions provided for in the definition of “Net Sales” in the License Agreement and any rebates that are known to be required in respect of the calendar year in question, (iii) the conversion of such Net Sales from the currency of sale into Dollars, and (iv) the calculation of the royalty payment due on such sales, showing the application of the reduction, if any, made in accordance with the terms of sections 7.4(c), 7.4(d) and 7.4(e) of the License Agreement. Concurrent with the delivery of the applicable quarterly report, CASI shall pay in Dollars all amounts due to MICL pursuant to Clauses 3.1(b) and 3.1(c).

3.3	All payments under Clause 3.1 shall be made:

(a)	in respect of the payment under Clause 3.1(a), on such date as set out in Clause 3.1(a) above;

(b)in respect of the payment(s) under Clause 3.1(b) and 3.1(c), at such time as set out in Clause 3.2 above, and in any event no later [***] days after the end of that calendar quarter; and

(c)in cash by way of wire transfer to a bank account to be designated by MICL (or such other bank account as may be notified by MICL to CASI).

3.4	In the event that CASI has not paid the full sum of USD [***] under Clauses 3.1(b) and 3.1(c) (“Deferred Consideration”) on the date which is [***] years after the Assignment Effective Date, the remaining amount of the Deferred Consideration shall become immediately due and payable from CASI to MICL; provided however that such payment obligation shall only apply if the Product has been launched in China during the aforementioned [***] year period.

3.5	Notwithstanding the proviso in Clause 3.4, CASI shall not have any further obligation to pay the remaining amount of the Deferred Consideration if the current Drug Approval in China is not renewed by the relevant Regulatory Authorities; provided that the following conditions are met (“Conditions”)
(a)such non-renewal is a final determination by the Regulatory Authorities with no right of appeal or restoration; and (b) such non-renewal occurs through no breach of CASI and/or its Affiliates’ obligations under the License Agreement (as assigned from Mundipharma to CASI under the Assignment Agreement) with respect to China, the New Supply Agreement, the Assignment Agreement or this Agreement, including CASI and/or its Affiliates’ obligations thereunder to obtain and maintain the Drug Approvals and Regulatory Approvals for the Product in China and to Develop and Commercialise the Product in China.

3.5  In the event that CASI or its Affiliates transfers, sells, assigns or out-licenses all or substantially all or any portion of its rights to the Product in China transferred and assigned to it under the Assignment Agreement, to a third party, including without limitation in connection with a merger, consolidation, or sale of all, or substantially all of the assets or stock of CASI or any of its Affiliates, CASI agrees that such transfer will be pursuant to a written agreement (in such form and substance that's reasonably acceptable to MICL) entered into between MICL and the third party (“Third Party Assignment Agreement”) that requires such third party to undertake and perform CASI’s obligations pursuant to this Agreement, including to pay MICL the amounts set forth in this Agreement. For the avoidance of doubt, unless MICL releases and discharges CASI from its obligations under this Agreement pursuant to the Third Party Assignment Agreement, CASI shall remain responsible and liable for its obligations under this Agreement.

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3.7	For the avoidance of doubt:

(a)	any part of the Consideration that has been paid or is payable by CASI and/or its Affiliates to MICL and/or their Affiliates before the formal non-renewal of the Drug Approvals in China shall not be refundable.

(b)	If (1) for any reason CASI and/or its Affiliates are able to obtain the Drug Approvals to Commercialise the Product in China after the [***] year period described in Clause 3.4, or

(2) CASI’s rights to the Product in China are terminated for any reason, except (i) in the situation where the Conditions are met, or (ii) in the situation where Acrotech terminates CASI and/or its Affiliate’s rights to the Product in China through no breach by CASI and/or its Affiliates of its obligations under the License Agreement (as assigned from Mundipharma to CASI under the Assignment Agreement), the New Supply Agreement, the Assignment Agreement and/or this Agreement, then in such case CASI shall promptly notify MICL in writing and the remaining Deferred Consideration not yet paid to MICL shall become immediately due and payable to MICL. For clarity, the exception in sub-paragraph (2)(ii) shall not apply if Acrotech and/or its Affiliates enter into new license and/or supply agreements to, directly or indirectly, grant CASI and/or its Affiliates the right to commercialise the Product in China.

3.8	All payments to be made pursuant to this Agreement represent actual amounts that MICL is entitled to receive and shall not be subject to any deduction for any reason whatsoever. In the event that such payments become subject to duties, taxes (including withholding taxes) or charges of whatever kind or nature, such payments shall be increased to such an extent as to allow MICL to receive the net amounts due under this Agreement.

3.9	No Party shall be entitled to set-off or otherwise withhold any payment due to the other Party hereunder in view of any possible claims against the other Party or for any other reason.

4.	REPRESENTATIONS, WARRANTIES, UNDERTAKINGS AND COVENANTS

4.1	Each Party represents and warrants to the other Party as follows:
(a)It is a company duly organized, validly existing and in good standing under the laws of its place of establishment.

(b)It has the power and authority to enter into this Agreement and perform its obligations hereunder. The execution, delivery and performance of this Agreement and the performance of its obligations hereunder have been duly authorized and approved by all necessary action and no other action on its part is necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by it, and constitutes a legal, valid, binding obligation, enforceable against itself in accordance with its terms. It has no other contractual obligations that would conflict with its obligations herein.

(c)To the best of its knowledge, the execution and delivery and performance by it of this Agreement and the consummation by it of the transactions contemplated hereby do not violate any law or any decree or judgement of any court or other governmental authority applicable to it or the Products or require any notice to, filing with, or the consent, approval or authorization of, any person or governmental authority.

(d)There are no suits, claims, or proceedings pending, or to its best knowledge and belief, after due inquiry, threatened against itself or any of its Affiliates in any court or by or before any

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governmental body or agency which would affect its ability to perform its obligations under this Agreement.

(e)	It has the ability to perform its obligations under this Agreement.

(f)It will not take any action in violation of any and all (i) applicable laws addressing public corruption or commercial bribery, such as the U.S. Foreign Corrupt Practices Act 1977, the UK Anti-Bribery Act 2010, and laws in place in the relevant country or place where this Agreement is being performed and/or where it is domiciled, registered and/or legally established; and (ii) economic sanctions and restrictive measures laws and regulations of the United States, the United Kingdom, the European Union and its member states, and Switzerland.

4.2	CASI represents, warrants and undertakes to MICL as follows:
(a)It and its Affiliates shall not, directly or indirectly, make any false representation or falsely represent Mundipharma or any of its Affiliates in the promotion, marketing or sale of the Products in China or conduct any activity which would reasonably likely have a negative effect on the reputation or goodwill of Mundipharma or any of its Affiliates or any trademark of Mundipharma or any of its Affiliates.

(b)It and its Affiliates have not been induced by and have not relied upon any representations, warranties or statements, whether expressed or implied, made by Mundipharma, its Affiliates or any of their representatives that are not expressly set forth herein, whether or not such representations, warranties or statements were made in writing or orally.

(c)Except for the representations and warranties of MICL as set forth in Clause 4.1, MICL does not make any representations or warranties, and CASI hereby disclaims any other representations or warranties, whether made by MICL, or any of its Affiliates or representatives, with respect to the execution and delivery of this Agreement to which it is or will be a party, or the transactions contemplated hereby notwithstanding the delivery or disclosure to CASI or any of its representatives of any documentation or other information with respect to any one or more of the foregoing.

4.3	CASI further warrants, covenants and undertakes to MICL that it shall (and it shall procure its Affiliates shall):

(a)use all reasonable endeavours to launch and Commercialise the Product in China within [***] years from the Assignment Effective Date;

(b)use all reasonable endeavours to (1) fulfil all conditions imposed by the Regulatory Authorities on the current Drug Approval in China within the timeframes imposed; and (2) obtain all Regulatory Approvals to Commercialise the Product in China;

(c)as soon as possible after the Assignment Effective Date, start the post-marketing study with respect to the Product (“PMS”), which is currently a condition of the Drug Approval in China; and

(d)as soon as CASI and/or its Affiliates become aware (or ought reasonably to have become aware) that it is not reasonable for the PMS to be completed by the required timeframe (and in any event no later than the last date to apply for a renewal of the Drug Approval in China), negotiate with the Regulatory Authorities for a longer time to complete the PMS, including providing the Regulatory Authorities with an interim report of the PMS and providing reasonable justifications for why a longer time for completion is required. Without prejudice to the foregoing, CASI and/or

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its Affiliates shall meet with the Regulatory Authorities with respect to the PMS within six (6) months of the Assignment Effective Date.

5.	INDEMNITY

5.1	CASI shall indemnify and hold harmless MICL and its Affiliates and their respective officers, directors and employees (collectively, “Mundipharma Indemnitees”) from and against any and all claims, demands, prosecutions, liabilities, costs, proceedings, damages and expenses (including legal and other professional fees and expenses) (collectively, “Losses”) which may be brought or asserted against any of the Mundipharma Indemnitees by a third party or suffered or incurred by any of the Mundipharma Indemnitees on account of, resulting from or in connection with CASI and/or its Affiliates’ failure to perform or satisfy its assumed obligations under the License Agreement with respect to China on and after the Assignment Effective Date.

6.	CONFIDENTIALITY

6.1	Subject to Clause 6.2, each Party shall keep strictly confidential and not disclose or publish or cause others to disclose or publish (whether in writing, verbally or by any other means of communication, whether visual, verbal or written) the Confidential Information to any person, without the other Party’s or Parties’ prior written consent. “Confidential Information” means:

(a)	the existence of this Agreement;
(b)	any of the provisions of this Agreement; and
(c)	any communications, arrangements or dealings between the Parties in connection with this Agreement and any matter, cause, issue or thing whatsoever relating to this Agreement.

6.2	Clause 6.1 shall not apply to the extent (and only to the extent) of:

(a)Any disclosure which any Party or its Affiliates is required pursuant to and in accordance with any applicable law, legal process, regulation, statutory authority, the rules of a stock exchange or by a court, judicial, governmental or regulatory authority of competent jurisdiction; provided that a Party may disclose without violation of this Agreement such minimal portion of the Confidential Information as is, on the advice of counsel, required to be disclosed by it; and further provided that, unless otherwise prohibited by law, (i) the disclosing Party advises the other Party/ies of such intended disclosure stating the scope and detail of the information which such Party is required to disclose and the reason for which the information is disclosed; and (ii) the disclosing Party shall provide the other Party/ies with the opportunity to seek appropriate judicial or administrative relief to avoid disclosure, or to obtain confidential treatment of the Confidential Information to be disclosed, at the other Party’s or Parties’ sole cost and expense. The disclosing Party shall reasonably cooperate with the other Party’s or Parties’ efforts to seek confidential treatment of the Confidential Information to be disclosed and/or to obtain any such protective order at the other Party’s or Parties’ sole cost and expense. Confidential Information that is disclosed pursuant to such required disclosure shall remain otherwise subject to the confidentiality and non-use provisions set forth herein; or

(b)Any information which has entered the public domain without breach by any Party or its Associates of this Agreement; or

(c)	Any disclosure as is or may be necessary for the purpose of enforcing this Agreement.

7.	COSTS & EXPENSES

Unless otherwise specified in this Agreement, each of the Parties shall be responsible for its own legal, accountancy and other costs, charges and expenses incurred in connection with the negotiation,

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preparation and implementation of this Agreement and any other agreement incidental to or referred to in this Agreement.

8.	WAIVER OF RIGHTS

Any right conferred on the Parties by this Agreement shall be in addition to and without prejudice to all other rights and remedies available to them and no exercise or failure to exercise or delay in exercising any right or remedy shall constitute a waiver by any of them of that or any available right or remedy.

9.	ENTIRE AGREEMENT

This Agreement, the agreements referenced herein and any agreements entered into by and amongst Acrotech, Mundipharma and/or CASI (and/or any of their respective Affiliates) on or around the Effective Date supersedes and cancels all previous agreements, warranties and undertakings whether oral or written, express or implied, given or made by or between the Parties, and this Agreement constitutes the entire agreement between the Parties in respect of the matters set out herein, and no other terms and conditions shall be included or implied.

10.	AMENDMENT

No alteration, change or modification of any of the provisions of this Agreement shall be valid unless made in writing and signed by or on behalf of the Parties.

11.	SEVERABILITY

If any provision or part-provision of this Agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this Clause shall not affected the validity and enforceability of the rest of this Agreement.

12.	COUNTERPARTS

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but which counterparts together shall constitute one and the same instrument.

13.	RELATIONSHIP OF PARTIES

This Agreement shall not be construed as constituting a partnership of joint venture between the Parties and neither Party shall have the right to bind the other Party to any contract or obligation without the prior express written consent of such other Party.

14.	BINDING EFFECT

This Agreement shall be binding upon and inure to the benefit of the Parties’ respective successors and assigns.

15.	ASSIGNMENT

No Party shall be entitled to assign, transfer or charge all or any of its rights or obligations under this Agreement without the prior written consent of the other Parties, except that each Party shall at any time be entitled to assign, transfer or charge all or any of its rights or obligations under this Agreement to (a) an Affiliate or (b) in connection with Clause 3.6, a successor to all or substantially all of the business of

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such Party to which this Agreement relates, whether by merger, sale of stock, sale of assets, license, or other transaction or series of transactions; provided that any permitted assignee undertakes to the other Parties to be bound by the terms and conditions of this Agreement and perform all the obligations of such Party hereunder.

16.	THIRD PARTY RIGHTS

Except for the Mundipharma Indemnitees, nothing in this Agreement is intended to grant to any third party any right to enforce any provision of this Agreement or to confer any third party any benefits under this Agreement. Except for the Mundipharma Indemnitees, a person who is not a party to this Agreement has no right, whether statutory or otherwise, to enforce any provision of this Agreement.

17.	NOTICES

17.1	All notices and communications to be given under or in connection with this Agreement by one Party to the other Party shall be in writing and must be delivered or sent by hand or post to the Party to whom it is to be given as follows:

(a)	to MICL at:

Mundipharma International Corporation Limited Mundipharma House,

[***]

with a copy (which shall not constitute notice) by post to : Mundipharma Medical Company Limited

[***]

(b)	to CASI at:

CASI Pharmaceuticals (China) Co., Ltd

[***]

with a copy (which shall not constitute notice) by post to : CASI Pharmaceuticals, Inc.

[***]

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or at any such other address of which either Party shall have given notice for this purpose to the other Party.

17.2	Any notice or other communication sent by post shall be sent by prepaid recorded delivery post (if the country of destination is the same as the country of origin) or by prepaid airmail (if the country of destination is not the same as the country of origin).

17.3	Any notice or other communication shall be deemed to have been given:

(a)	if delivered by hand, on the date of delivery; or

(b)	if sent by post, on the second Business Day after it was put into the post or sent by courier.

17.4	In proving the giving of a notice or other communication, it shall be sufficient to prove that delivery was made or that the envelope containing the communication was properly addressed and posted by prepaid recorded delivery post or by prepaid airmail.

18.	GOVERNING LAW & DISPUTE RESOLUTION

This Agreement and all disputes arising out of this Agreement or any breach hereof shall be governed by and construed in accordance Swiss substantive law, and shall be subject to the arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (ICC) by one arbitrator appointed in accordance with the said rules. Arbitration proceedings shall be in the English language and shall take place in Zurich, Switzerland.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers.

MUNDIPHARMA INTERNATIONAL CORPORATION LIMITED

[***]

Name: [***]

Title: [***]

CASI PHARMACEUTICALS, INC.

[***]

_____________________________

Name: [***]

Title:[***]